Exhibit 99.1

News Release

Kevin P. Chilton (Former NASA Astronaut, Retired Gen. USAF)

Joins Aerojet Rocketdyne Holdings, Inc. Board of Directors

EL SEGUNDO, Calif., Oct. 30, 2018 – Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) announced today that retired four-star U.S. Air Force General Kevin P. Chilton has been appointed to its board of directors. In connection with his appointment, the board size was increased from eight to nine members.

Prior to retiring from a 34-year career with the Air Force in 2011, Gen. Chilton served as commander of U.S. Strategic Command and was responsible for the plans and operations of all U.S. forces conducting strategic deterrence and the Department of Defense’s space and cyberspace operations. His previous assignments included commander of Air Force Space Command; director of Politico-Military Affairs for Asia, Pacific and the Middle East; director of Air Force Programs; and assistant vice chief of staff for the Air Force. Gen. Chilton also served 11 years as a NASA astronaut, where he flew as commander of STS-76, his third Space Shuttle mission, and served as the deputy program manager of Operations for the International Space Station Program.

“We are pleased to add General Chilton to the Aerojet Rocketdyne Board of Directors,” said Warren G. Lichtenstein, executive chairman of the board. “His broad industry expertise and his strong leadership will sharpen the company’s competitive edge.”

“My leadership team and I are extremely honored to have General Chilton join our board,” said Eileen Drake, chief executive officer and president of Aerojet Rocketdyne Holdings, Inc. “In addition to unparalleled expertise through a highly decorated career of service to our country, he brings unique customer insight as an end user of Aerojet Rocketdyne’s defense and space propulsion products. His knowledge and understanding of our industry and the vital missions we support will be exceptionally valuable to our board and company.”

Gen. Chilton is a distinguished graduate of the U.S. Air Force Academy with a Bachelor of Science in Engineering Science. He earned his Master of Science in Mechanical Engineering from Columbia University on a Guggenheim Fellowship. He also is a distinguished graduate of the U.S. Air Force pilot training and test pilot schools and was awarded an honorary Doctor of Laws degree from Creighton University. He currently serves on the board of directors of CenturyLink, one of the largest U.S. communications providers to global enterprise customers, and until June 2018, served on the board of Orbital ATK. He also serves as a senior fellow for the National Defense University in support of the Pinnacle, Capstone and Keystone programs.

Throughout his military career, Gen. Chilton was the recipient of several prestigious military decorations, including the Distinguished Service Medal, Defense Superior Service Medal, Legion of Merit, Distinguished Flying Cross, Defense Meritorious Service Medal, Meritorious Service Medal, Air Force Commendation Medal, NASA Space Flight Medal, NASA Exceptional Service Medal, and NASA Outstanding Leadership Medal.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company’s excess real estate assets. More information can be obtained by visiting the company’s website at www.aerojetrocketdyne.com.

Contact information:

Investors: Kelly Anderson, investor relations 310-252-8155

Media: Steve Warren, chief communications officer 703-650-0278